Exhibit 10.12

AMENDED AND RESTATED CALL OPTION AGREEMENT
This AMENDED AND RESTATED CALL OPTION AGREEMENT (this “Agreement”), dated September 3, 2026, is entered into by and among:
(1)Middlebury Merger Sub Ltd., a business company incorporated and existing under the laws of the British Virgin Islands (the “Company”);
(2)Merger Sub II LLC, a Delaware limited liability company (the “Holder”);
(3)US SIIE, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Buyer”);
and, solely for purposes of Sections 6(d), 6(h) and 6(m),
(4)Serra Verde Rare Earths Ltd., a business company incorporated and existing under the laws of the British Virgin Islands (“SVRE”);
(5)EMG Fund V SVRE Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“EMG”);
(6)VB (Rare Earths) Limited, a company limited by shares organized and existing under the laws of Guernsey (“VB”); and
(7)MVB Investment Holdings LLC, a limited liability company organized and existing under the laws of the State of Delaware (“MVB”, and together with SVRE, EMG and VB, the “Exiting Holders” and each, an “Exiting Holder”).
Each of the Company, the Holder and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, this Agreement is being entered into in connection with that certain Offtake Agreement, dated April 20, 2026 (as the same may hereafter be amended, restated, supplemented or otherwise modified, the “Offtake Agreement”), by and among SV Management Switzerland AG, as seller (the “Seller”), and Buyer, as buyer;
WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Offtake Agreement as in effect on the date hereof (or as such terms may be amended from time to time with the prior written consent of the Holder and the Company);
WHEREAS, the Exiting Holders, the Buyer and SVRE Holdings Ltd., a business company incorporated and existing under the laws of the British Virgin Islands (the “Predecessor Company”), entered into that certain Call Option Agreement, dated August 14, 2026 (the “Original Call Option Agreement”) in connection with the Offtake Agreement;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 19, 2026, by and among the Predecessor Company, the Company, USA Rare Earth, Inc., a Delaware corporation, and SVRE, solely in its capacity as the representative of the Predecessor Company’s shareholders (the “Merger Agreement”), the Predecessor Company merged with and into the Company (the “Merger”), with the Company surviving such merger as successor in interest to the Predecessor Company, including with respect to the Offtake Agreement;
WHEREAS, as of the date hereof, the Holder holds certain Equity Interests in the Company which collectively comprise all outstanding Equity Interests in the Company; and
WHEREAS, as a condition precedent to the consummation of the Merger and to induce the Buyer to fulfill its purchase obligations under the Offtake Agreement, the Holder has agreed to amend and restate the Original Call Option Agreement to provide for a call option in respect of the entire Equity Interests of the Company.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.Deemed Offers. Solely following the Effective Date, upon the occurrence of any of the triggering events set forth in Section 2 (each, a “Triggering Event”), the Holder shall be deemed to have made on the date that the Triggering Event occurred an offer to transfer all of the Holder’s Equity Interests in the Company to the Buyer pursuant to Section 4.
2.Triggering Events. The following Triggering Events shall be applicable to the Holder:
(a)solely in the event DFC, DoW (as lender to the Company or its Affiliate under financing documents), any other United States government entity or any entity Controlled by any of the foregoing is not a lender to Seller or its Affiliate in any capacity whatsoever, the Seller or MineCo: (i) becomes insolvent or is generally unable to pay its debts as they become due (other than caused by Buyer’s nonpayment), (ii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy, including but not limited to judicial reorganization, extrajudicial reorganization, recognition proceedings or any precautionary measures, including the precautionary measures and proceedings governed by articles 6th, § 12, 20-B, 167-B of Law 11.101/2005, or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, and such petition or proceeding has not been stayed within sixty (60) days of when such petition or proceeding is filed, (iii) makes or seeks to make a general assignment for the benefit of its creditors or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;
(b)except in the case of a Force Majeure Event or with consent of DFC and the Buyer (not to be unreasonably withheld, conditioned or delayed) (or in the event the Loan Agreement is no longer in effect, the Buyer), in the event (i) MineCo voluntarily (A) ceases to use the Site in the manner contemplated in the Project Documents (as such term is defined in the Loan Agreement) or (B) suspends all or substantially all of its activities in connection with the Seller’s Mine, in each case, for a period of sixty (60) or more consecutive days and (ii)

delivery to Buyer of a written copy of the notice of default delivered pursuant to the terms of the Loan Agreement in connection with such event;
(c)Seller’s breach of any of its obligations under Clause 5.2 or Clause 5.3 of the Offtake Agreement, other than Seller’s obligations under Clause 5.2(c) of the Offtake Agreement;
(d)Seller assigns or transfers the Offtake Agreement in violation of Clause 19 of the Offtake Agreement;
(e)breach by Seller of the change of control provisions set forth in Clause 28 of the Offtake Agreement; and
(f)following: (i) any event of default under the financing documents entered into with New Approved Lenders (such financing documents, the “New Approved Lender Financing Documents”) and, subsequently, (ii) written notice to Buyer of the intention on the part of such New Approved Lender(s) to foreclose on their collateral.
Upon the occurrence of the Triggering Event specified in Section 2(b) above, each of DFC and the Company (for so long as the Loan Agreement is in effect) shall be obligated to promptly provide a written copy of any notices of default delivered pursuant to the terms of the Loan Agreement to Buyer. Upon the occurrence of the Triggering Event specified in Section 2(f) above, the New Approved Lenders and the Company shall be obligated to promptly provide a written copy of the relevant default notice delivered under the New Approved Lender Financing Documents and the notice specified in clause (ii) of Section 2(f) to Buyer (the “Default Notice”).
Notwithstanding anything herein to the contrary, if the occurrence of any of the events specified in Sections 2(a) or (f) would not have occurred but for a Buyer Default, such event shall not be considered a “Triggering Event” for purposes of this Agreement.
3.Permitted Transferees. Subject to Section 6(k), (a) the Holder shall not transfer all or any portion of its Equity Interests in the Company to any person and (b) the Company shall not issue any Equity Interests in the Company to any person (other than the Holder), in each case, (i) if such person is a Restricted Person, without the prior written consent of the Buyer, and (ii) unless such transferee executes a joinder agreement substantially in the form attached hereto as Exhibit A simultaneously with the consummation of such transfer.
4.Exercise of Buyer’s Option.
(a)Solely following the Effective Date, upon the occurrence of a Triggering Event, the Buyer shall have the option to purchase all (but not less than all) of the outstanding Equity Interests in the Company held by the Holder for an aggregate purchase price equal to the Fair Market Value of the Holder’s Equity Interests in the Company (as finally determined, the “Purchase Price”) in accordance with Section 5. The Buyer may exercise its option under this Section 4 by providing a written notice to the Holder within (i) 60 days after the Buyer receives notice of the occurrence of a Triggering Event specified in Sections 2(a)-(e) above, and (ii) 60 days after the Buyer receives notice of the occurrence of a Triggering Event specified in Section 2(f) above (such notice, a “Call Notice”); provided, in each case, that (A) with respect to the Triggering Events specified in Sections 2(b) and 2(f), such Call Notice shall only be effective if delivered to the Holder during the continuation of such Triggering Event and (B) if a Call Notice is delivered in connection with the occurrence of a Triggering Event specified in Section 2(f) above, the Call Notice shall no longer be effective if the Default Notice is subsequently withdrawn (provided that, in such case, the Buyer’s rights under this Agreement shall remain in effect).
(b)If the Buyer exercises its option to acquire all of the Equity Interests in the Company held by the Holder pursuant to Section 4(a), closing on such sale (the “Closing”) shall be on a date which is mutually acceptable to the Buyer and the Holder but no later than 30 calendar days from the date the Holder receives the final and binding determination of Fair Market Value from the Expert Panel. On such date, (i) the Holder shall tender to the Buyer an assignment of all of the Holder’s right, title and interest in and to any and all Equity Interests in the Company, free and clear of all liens and encumbrances (except the Equitable Share Mortgage, dated on or about the date hereof (for so long as the Loan Agreement is in effect), liens in favor of any New Approved Lenders (for so long as the New Approved Lender Financing Documents are in effect), and any other Permitted Liens (as defined in the Loan Agreement or the New Approved Lender Financing Documents, as applicable)), duly executed by the Holder, and (ii) the Buyer shall pay to the Holder the entire amount of the Purchase Price payable in U.S. Dollars in cash by wire transfer of immediately available funds to the account(s) designated by the Holder.
(c)In connection with any Closing, the Holder shall (i) represent and warrant to the Buyer that (A) the Holder has full right, title, and interest in and to the Equity Interests that the Holder is purporting to transfer to the Buyer at such time and (B) the Holder has all the necessary power and authority and has taken all necessary action to sell such Equity Interests as contemplated by this Section 4 and (ii) take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4, including, without limitation, delivering customary certificates, instruments and consents as may be deemed necessary or appropriate (including any certificates representing the Equity Interests to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Purchase Price).
5.Fair Market Value.
(a)Fair Market Value. For purposes of this Agreement, “Fair Market Value” means the aggregate fair market value amount the Holder would receive upon the consummation of a transaction in which all of the issued and outstanding Equity Interests of the Company (on a fully-diluted and as converted basis) were being sold pursuant to a transaction at which the property would change hands between a willing and able buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts, as determined on a controlling and marketable basis and without any illiquidity, minority interest or other discounts, taking into account all relevant information, as determined by a panel of three independent experts (each, an “Expert” and, collectively, the “Expert Panel”), appointed as follows:
(i)Within ten (10) Business Days following the Buyer’s delivery of a Call Notice, the Buyer shall appoint one Expert by written notice to the Company and the Holder (the “Buyer’s Expert”).

(ii)Within ten (10) Business Days following receipt of the Buyer’s notice of appointment, the Company, in consultation with the Holder, shall appoint one Expert by written notice to the Buyer (the “Company’s Expert”).
(iii)Within ten (10) Business Days following the appointment of the Company’s Expert and the Buyer’s Expert, the two Experts so appointed shall jointly appoint a third Expert, who shall serve as chair of the Expert Panel. If the two Experts fail to agree on the appointment of the third Expert within such period, each shall choose an Expert who shall collectively agree on a separate Expert, which determination shall be final and binding on the Buyer, the Company and the Holder, absent fraud or manifest error.
(b)Qualifications. Each Expert shall be a U.S. nationally recognized independent banking firm, evaluation firm or other similar professional organization with recognized expertise in valuing businesses or assets of a similar nature to the Equity Interests of the Company and shall have no material relationship with any of the Company, the Buyer, DoW, DFC, or any other United States government entity or any entity Controlled by DoW or DFC that would compromise such Expert’s independence or impartiality.
(c)Valuation Procedure. The Expert Panel shall determine the Fair Market Value of the Equity Interests of the Company as promptly as reasonably practicable following the appointment of all three Experts, and in any event within 45 days of such appointment. In determining the Fair Market Value, the Expert Panel shall apply generally accepted valuation methodologies customarily used for companies in the same or a similar industry as the Company, including, to the extent deemed appropriate, (i) a discounted cash flow analysis based on the Company’s projected financial performance, (ii) comparable public company trading multiples, and (iii) precedent transaction multiples. The Expert Panel shall determine the relative weighting of such methodologies in its reasonable discretion. The Company shall fully cooperate with the Expert Panel and provide as promptly as practicable any information requested by the Expert Panel. The determination of Fair Market Value by a majority of the Expert Panel shall be final and binding on the Parties, absent fraud or manifest error.
(d)Costs. The Buyer shall bear the costs of the Buyer’s Expert, the Company shall bear the costs of the Company’s Expert, and the costs of the third Expert shall be borne equally by the Buyer and the Company.
6.Miscellaneous.
(a)Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of the transactions contemplated herein.
(b)Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each a “Notice”) must be (i) in writing, (ii) given by personal delivery, courier or e-mail (with confirmation of transmission), and (iii) addressed to the other party at the addresses set forth below (or such other address that the recipient party may designate from time to time in accordance with this Section 6(b)). Notices will be deemed to be given: (A) if delivered in person, at the time of delivery; (B) if sent by courier, upon receipt, as evidenced by a delivery notice from the courier; or (C) if by e-mail, the date the e-mail is sent, unless the sender receives an automated message that the delivery failed, and if the e-mail was sent outside of the hours between 9am and 5pm on a Business Day where the recipient is based, on the following Business Day.

If to the Company:	Middlebury Merger Sub Ltd. c/o USA Rare Earth, Inc. 100 West Airport Road Stillwater, OK 74075 Attn.: Valerie Ford Jacob, Chief Legal Officer E-mail: [***]
If to the Holder:	Merger Sub II LLC c/o USA Rare Earth, Inc. 100 West Airport Road Stillwater, OK 74075 Attn.: Valerie Ford Jacob, Chief Legal Officer E-mail: [***]
If to the Buyer:	US SIIE, LLC [***] Attn.: [***] E-mail: [***]
(c)Severability. If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.
(d)Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties relating to its subject matter and is in substitution of any previous written or oral agreement thereon between the Parties. This Agreement supersedes all prior agreements and understandings among the Parties with respect to this Agreement, including the Original Call Option Agreement (which is superseded pursuant to Section 6(m)). This Agreement may not be amended, supplemented or otherwise modified except in a written agreement executed by the Company, the Holder and the Buyer, and solely with respect to this Section 6(d) and Section 6(h) (each, solely as it relates to Section 6(m)) and Section 6(m), each of the Exiting Holders.
(e)Language of the Agreement. English shall be the language of the Agreement, and all communications and documentation prepared in relation to it.
(f)No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the Parties under this Agreement are cumulative and not alternative. No failure or delay on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
(g)Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors, permitted assigns, heirs, estate, executors, beneficiaries and legal representatives. No Party shall have the right to assign or delegate his, her or its rights or duties hereunder or under this Agreement, in whole or in part, without the prior written consent of the other Parties.
(h)No Third-Party Beneficiaries. Except as expressly provided in Section 6(m), this Agreement is for the sole benefit of the Parties, and nothing expressed herein or implied hereby will give or be construed to give any Person or entity, other than the Parties, any legal or equitable rights hereunder.
(i)Governing Law.
(i)This Agreement and any non-contractual rights and/or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law), excluding any conflict of law principles that may direct the application of any laws of any other jurisdiction.
(ii)Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party to this Agreement, in any way relating to this Agreement or the transactions relating to this Agreement, in any forum other than the United States District Court for the Southern District of New York sitting in New York County, New York, and each of the Parties to this Agreement irrevocably and unconditionally submits to the jurisdiction of such court and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such federal court. Each of the Parties to this Agreement agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(iii)Each Party irrevocably and unconditionally waives, to the fullest extent permitted by any applicable law, any objection that it may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in clause (ii) above. Each of the Parties to this Agreement irrevocably waives, to the fullest extent permitted by any applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party to this Agreement further irrevocably consents to service of process in the manner provided for notices in Section 6(b). Nothing in this

Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by any applicable law.
(j)Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument. An electronic copy of this Agreement bearing the signature of a Party shall be binding upon such Party to the same extent as an original counterpart of this Agreement bearing such Party’s signature.
(k)Termination. This Agreement and all rights and obligations hereunder shall automatically terminate without any further action required from the Parties upon the earliest to occur of (i) the Closing, (ii) the date on which the Holder no longer holds any Equity Interests in the Company as a result of actions permitted hereunder, and (iii) upon the termination of the Offtake Agreement, provided that if (A) the Offtake Agreement has been terminated by Buyer following the occurrence of a Fundamental Seller Default and (B) prior to such termination, Buyer has notified the Holder that it reserves the right to exercise its rights pursuant to Section 4(a), this Agreement shall remain in effect until the date that is one hundred eighty (180) days following the date of termination of the Offtake Agreement.
(l)Amendment of Offtake Agreement. If any provision of the Offtake Agreement affecting any rights or obligations of any Parties under this Agreement is amended, waived, supplemented or otherwise modified without the prior written consent of the Holder and the Company, such change shall not be considered effective for purposes of this Agreement.
(m)Amendment and Restatement; Release. This Agreement (i) hereby amends and restates and replaces the Original Call Option Agreement in its entirety and (ii) shall constitute the Call Option Agreement under and as defined in the Offtake Agreement. The Original Call Option Agreement shall be of no further force or effect and is hereby superseded in its entirety by this Agreement. The Exiting Holders are hereby irrevocably released from, and shall have no further obligations, duties, or responsibilities under, the Original Call Option Agreement. The Parties hereby acknowledge and agree that any of the Exiting Holders may enforce Section 6(d), Section 6(h) and this Section 6(m), including the cancellation of, and their respective release from, the Original Call Option Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY MIDDLEBURY MERGER SUB LTD. By: /s/ William Robert Steele, Jr. Name: William Robert Steele, Jr. Title: Chief Financial Officer

HOLDER MERGER SUB II LLC By: /s/ William Robert Steele, Jr. Name: William Robert Steele, Jr. Title: Chief Financial Officer

BUYER US SIIE, LLC By: /s/ [***] Name: [***] Title: Director

For purposes of Sections 6(d), 6(h) and 6(m):
SVRE SERRA VERDE RARE EARTHS LTD. By: /s/ Justin Machin Name: Justin Machin Title: Authorized Person

EMG EMG FUND V SVRE HOLDINGS, LLC By: /s/ John Clavert Name: John Calvert Title: Co. CEO

VB VB (RARE EARTHS) LIMITED By: /s/ Harry Rouillard Name: Harry Rouillard Title: Director

MVB MVB INVESTMENT HOLDINGS LLC By: /s/ Anthony T. Fiore Name: Anthony T. Fiore Title: Authorized Person

Exhibit A
Form of Joinder Agreement
The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Amended and Restated Call Option Agreement, dated [ ò ], 2026, by and among (i) Middlebury Merger Sub Ltd., a business company incorporated and existing under the laws of the British Virgin Islands (the “Company”), (ii) Merger Sub II LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Holder”), (iii) US SIIE, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Buyer”), and, solely for purposes of Sections 6(d), 6(h) and 6(m) thereof, (iv) Serra Verde Rare Earths Ltd., a business company incorporated and existing under the laws of the British Virgin Islands (“SVRE”), (v) EMG Fund V SVRE Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“EMG”), (vi) VB (Rare Earths) Limited, a company limited by shares organized and existing under the laws of Guernsey (“VB”), and (vii) MVB Investment Holdings LLC, a limited liability company organized and existing under the laws of the State of Delaware (“MVB” and together with SVRE, EMG and VB, the “Exiting Holders” and each, an “Exiting Holder”) (as the same may hereafter be amended, restated, supplemented or otherwise modified, the “Agreement”). All capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Agreement.

By executing and delivering this Joinder Agreement to the Company, the Buyer and the Holder, the undersigned hereby agrees to become a party to, to be bound by and to comply with the provisions of the Agreement in the same manner as if the undersigned were an original signatory to such Agreement.

The undersigned agrees that the undersigned shall be a Holder and subject to the terms and conditions thereof contained in the Agreement.

Any notice required or permitted by the Agreement shall be given to the undersigned at the address(es) listed below.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the [●] day of [●], [●].

FOR INDIVIDUALS Signature	FOR ENTITIES Name of Member
Print Name	By: Signature

Print Name: Title:

Address:	Address: